Exhibit 99.1

Tucows Reports Financial Results for Fourth Quarter 2022

TORONTO, February 9, 2023 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a global internet services leader, today reported its financial results for the fourth quarter ended December 31, 2022. All figures are in U.S. dollars.

“Our fourth quarter results show Tucows weathering macroeconomic uncertainty and capital constraints with each business unit performing in line with its stage of business growth and guidance expectations. We continue to manage our businesses for the long term; investing in each one as appropriate to position them to generate stable, recurring revenues, meet future opportunities, and be operationally resilient,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “We are pleased with the progress of the nascent Wavelo business, the growth trajectory of Ting, as evidenced by year over year revenue and margin growth, and the stability of our flagship Domains business.”

Financial Results

Net revenue for the fourth quarter of 2022 decreased 4.3% to $79 million from $82.5 million for the fourth quarter of 2021. The decrease was primarily the result of reduced one-time professional services revenues and as well as a revenue recognition impact related to the DISH agreement, both impacting Wavelo revenues that offset the growth of revenue from Ting.

Gross profit for the fourth quarter of 2022 decreased 30.8% to $17.0 million from $24.6 million for the fourth quarter of 2021. The decrease in Gross profit was driven by lower one-time high margin professional services and a revenue recognition impact related to the DISH agreement in Wavelo as well as increased network depreciation expenses. The decrease in Gross profit was partially offset by growth in Ting’s gross margin.

Net loss for the fourth quarter of 2022 was $13.4 million, or a loss of $1.25 per share, compared with net loss of $2.0 million, or $0.18 per share, for the fourth quarter of 2021 with the loss being the result of accelerated build of our Ting Internet Services fiber network and ramp up of operations, lower Wavelo contribution, higher effective tax rate as well as higher interest and stock based compensation expenses and higher depreciation.

Adjusted EBITDA1 for the fourth quarter of 2022 decreased 47% to $6.7 million from $12.7 million for the fourth quarter of 2021. The decrease in adjusted EBITDA1 was primarily related to reduced contributions from Wavelo and Ting, which have both made significant investments to support future growth and lower Wavelo gross profit. To a lesser extent the decrease in adjusted EBITDA1 contributions also related to the normalization of renewal rates in Tucows Domains to pre-COVID levels.

Cash and cash equivalents at the end of the fourth quarter of 2022 were $23.5 million compared with $30.5 million at the end of the third quarter of 2022 and $9.1 million at the end of the fourth quarter of 2021.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended December 31			12 Months Ended December 31
	2022 (Unaudited)	2021 (Unaudited)	% Change	2022 (Unaudited)	2021 (Unaudited)	% Change
Net Revenues	78,909	82,476	(4.3)%	321,142	304,337	5.5%
Gross Profit	17,010	24,577	(30.8)%	78,248	78,293	(0.1)%
Income Earned on Sale of Transferred Assets, net	4,498	4,263	5.5%	18,507	20,030	(7.6)%
Net income	(13,445)	(1,967)	(583.5)%	(27,571)	3,364	(919.6)%
Basic earnings per common share	(1.25)	(0.18)	(594.4)%	(2.56)	0.32	(900.0)%
Adjusted EBITDA[1]	6,700	12,734	(47.4)%	37,590	48,821	(23.0)%
Net cash provided by operating activities	2,901	10,542	(72.5)%	19,876	29,637	(32.9)%

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues, Gross Profit and Adjusted EBITDA

(In Thousands of US Dollars)

	Revenue		Gross Profit		Adj. EBITDA[1]
	3 Months ended December 31		3 Months ended December 31		3 Months ended December 31
	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)
Ting:
Fiber Internet Services	11,470	8,306	7,211	5,518	(6,011)	(4,771)
Wavelo:
Platform Services	4,479	5,814	3,807	5,649
Other Professional Services	-	3,750	-	2,945
Total Wavelo Platform Services	4,479	9,564	3,807	8,594	(1,142)	5,939
Tucows Domains:
Wholesale
Domain Services	46,742	47,136	9,577	10,516
Value Added Services	4,583	5,518	3,981	4,839
Total Wholesale	51,325	52,654	13,558	15,355

Retail	8,943	8,706	4,844	4,330
Total Tucows Domains	60,268	61,360	18,402	19,685	10,568	10,974
Tucows Corporate:
Central Administration, Mobile Services and Eliminations	2,692	3,246	244	500	3,285	592
Network Expenses:
Network, other costs	n/a	n/a	(4,245)	(4,474)	n/a	n/a
Network, depreciation of property and equipment	n/a	n/a	(7,969)	(5,108)	n/a	n/a
Network, amortization of intangible assets	n/a	n/a	(378)	(239)	n/a	n/a
Network, impairment of property and equipment	n/a	n/a	(62)	101	n/a	n/a
Total Network expenses	n/a	n/a	(12,654)	(9,720)	n/a	n/a

Total	78,909	82,476	17,010	24,577	6,700	12,734

1.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Change in Reporting Segments

During the first quarter of 2022, Tucows completed a reorganization into three businesses: Fiber Internet Services (“Ting”), Platform Services (“Wavelo”) and Domain Services (“Tucows Domains”). Previously, we disclosed the three operating and reportable segments: Fiber Internet Services, Mobile Services and Domain Services. The previously named Mobile Services segment was renamed the Wavelo segment, and no longer includes the 10-year payment stream on transferred legacy subscribers earned as part of the DISH Purchase Agreement as well as the retail sale of mobile phones, retail telephony services and transition services, which are now part of the financial results reported under the Tucows Corporate category. The renamed Wavelo segment includes Platform and Professional Services offerings, as well as the billing solutions to Internet services providers ("ISPs") that was previously reported under the Fiber Internet Services segment. The Ting segment now includes only the retail high speed Internet access operations, excluding the billing solutions moved to the new Wavelo segment. The offerings included in the Tucows Domains segment are unchanged. The Tucows Corporate category includes the aforementioned mobile services, as well as eliminations of intercompany transactions, portions of Finance and Human Resources that are centrally managed, Legal and Corporate IT. Prior period comparable results have been restated to reflect the changes in reporting segments. A quarterly summary of the Company’s restated segment revenue, gross margin and EBITDA for 2021 and annual 2020 can be found in the “KPI Summary Q4 2022” supplementary disclosure, posted on https://tucows.com/investors/financials/.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before certain recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, impairment and loss on disposition of property and equipment, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and costs that are not indicative of on-going performance (profitability), including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles income before provision for income taxes to Adjusted EBITDA (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2022 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2021 (Unaudited)
Net income for the period	(13,445)	(1,967)	(27,571)	3,364
Less:
Provision for income taxes	(1,006)	3,241	(217)	3,906
Depreciation of property and equipment	8,124	5,254	28,187	17,986
Impairment and loss on disposition of property and equipment	62	(100)	553	435
Amortization of intangible assets	2,866	2,756	11,394	10,007
Interest expense, net	5,901	1,509	14,456	4,617
Accretion of contingent consideration	50	98	248	383
Stock-based compensation	3,203	1,235	7,599	4,592
Unrealized loss (gain) on change in fair value of foreign currency forward contracts	-	-	-	606
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(166)	39	281	219
Acquisition and transition costs*	1,111	669	2,660	2,706

Adjusted EBITDA	6,700	12,734	37,590	48,821

* Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisitions, including Simply Bits in November 2021. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Management Commentary

Concurrent with the dissemination of its quarterly financial results news release at 5:05 p.m. ET on Thursday, February 9, 2023, management’s pre-recorded audio commentary (and transcript), discussing the quarter and outlook for the Company will be posted to the Tucows website at http://www.tucows.com/investors/financials.

Following management’s prepared commentary, for the subsequent seven days, until Thursday, February 16, 2023, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions in an audio recording and transcript to the Company’s website at http://www.tucows.com/investors/financials, on Tuesday, February 28, 2023, at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows helps connect more people to the benefit of internet access through communications service technology, domain services, and fiber-optic internet infrastructure. Ting (https://ting.com) delivers fixed fiber Internet access with outstanding customer support. Wavelo (https://wavelo.com) is a telecommunications software suite for service providers that simplifies the management of mobile and internet network access; provisioning, billing and subscription; developer tools; and more. Tucows Domains (https://tucowsdomains.com) manages approximately 25 million domain names and millions of value-added services through a global reseller network of over 35,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

Tucows, Ting, Wavelo, and Hover are registered trademarks of Tucows Inc. or its subsidiaries.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Contact:

Monica Webb, Senior Director, Investor Relations

(647) 898-9924 mwebb@tucows.com